EXHIBIT 3.01

Articles of Amendment

To the

Articles of Incorporation

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is CARDIFF INTERNATIONAL, INC.

SECOND: The following amendment to the Articles of Incorporation was adopted on July 18, 2012, as prescribed by the Colorado Business Corporation Act, in the manned marked by an “X” below:

Paragraph 1 of Article V of the Articles of Incorporation shall be amended to read as follows:

‘The total number of shares which the corporation shall have authority to issue is 250,000,000, which shall consist of one class only, designated “common stock.” Each of such shares shall have no par value.’

___    No shares have been issued or Directors Elected – Action by Incorporators.

___    No shares have been issued but Directors Elected – Action by Directors.

___    Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required.

  X     Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval, constituting 63% of the corporation’s issued and outstanding shares.